Exhibit 1.1

$300,000,000

ECOLAB INC.

$300,000,000 2.750% Notes Due 2055

PURCHASE AGREEMENT

August 9, 2021

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010

Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282-2198

As Representatives of the several
Purchasers named in Schedule I hereto

Ladies and Gentlemen:

1.Introductory. Ecolab Inc., a Delaware corporation (the “Company”), agrees with the several initial purchasers named in Schedule I hereto (the “Purchasers”), for whom you are acting as representatives (the “Representatives”), subject to the terms and conditions stated herein, to issue and sell to the several Purchasers $300,000,000 2.750% Notes Due 2055 (the “Offered Securities”) to be issued under the Indenture, dated as of January 12, 2015 (the “Base Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended by a Tenth Supplemental Indenture, to be dated as of August 18, 2021, between the Company and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

The holders of the Offered Securities will be entitled to the benefits of a registration rights agreement dated as of the Closing Date (the “Registration Rights Agreement”), pursuant to which the Company may be required to file with the Commission (as defined below), under the circumstances set forth therein, (i) a registration statement under the Securities Act (as defined below) relating to other series of debt securities of the Company with terms substantially identical to the Offered Securities (the “Exchange Securities”) to be offered in exchange for the Offered

Securities (the “Registered Exchange Offer”) and (ii) a shelf registration statement pursuant to Rule 415 under the Securities Act relating to the resale by certain holders of the Offered Securities, and in each case, to use commercially reasonable efforts to cause such registration statements to be declared effective.  All references herein to the Exchange Securities and the Registered Exchange Offer are only applicable if the Company is in fact required to consummate the Registered Exchange Offer pursuant to the terms of the Registration Rights Agreement.

The Company hereby agrees with the several Purchasers as follows:

2.Representations and Warranties of the Company.  The Company represents and warrants to, and agrees with, the several Purchasers that:
(a)The Company has prepared or will prepare a Preliminary Offering Memorandum and a Final Offering Memorandum.

For purposes of this Agreement:

“Applicable Time” means 3:20 p.m. (New York time) on the date of this Agreement.

“Closing Date” has the meaning set forth in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Final Offering Memorandum” means the final offering memorandum relating to the Offered Securities to be offered by the Purchasers that discloses the offering price and other final terms of the Offered Securities and is dated as of the date of this Agreement (even if finalized and issued subsequent to the date of this Agreement).

“Free Writing Communication” means a written communication (as such term is defined in Rule 405) that constitutes an offer to sell or a solicitation of an offer to buy the Offered Securities and is made by means other than the Preliminary Offering Memorandum or the Final Offering Memorandum.

“General Disclosure Package” means the Preliminary Offering Memorandum together with any Issuer Free Writing Communication existing at the Applicable Time and the information in which is intended for general distribution to prospective investors, as evidenced by its being specified in Schedule II hereto.

“General Solicitation Communication” shall have the meaning set forth in Section 2 herein.

“Issuer Free Writing Communication” means a Free Writing Communication prepared by or on behalf of the Company, used or referred to by the Company or containing a description of the final terms of the Offered Securities or of their offering, in the form retained in the Company’s records.

“Permitted General Solicitation Communication” shall have the meaning set forth in Section 2 herein.

“Preliminary Offering Memorandum” means the preliminary offering memorandum, dated August 9, 2021,  relating to the Offered Securities to be offered by the Purchasers.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Supplemental Marketing Material” means any Issuer Free Writing Communication other than any Issuer Free Writing Communication specified in Schedule II hereto. Supplemental Marketing Materials include, but are not limited to, the electronic Bloomberg roadshow slides and the accompanying audio recording.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Securities Act.

(b)As of the date of this Agreement, the Final Offering Memorandum does not, and as of the Closing Date, the Final Offering Memorandum will not, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  At the Applicable Time, and as of the Closing Date, neither (i) the General Disclosure Package, (ii) any individual Supplemental Marketing Material, when considered together with the General Disclosure Package, nor (iii) any General Solicitation Communication, when considered together with the General Disclosure Package, included, or will include, any untrue statement of a material fact or omitted, or will omit, to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The preceding two sentences do not apply to statements in or omissions from the Preliminary Offering Memorandum or Final Offering Memorandum, the General Disclosure Package or any Supplemental Marketing Material based upon written information furnished to the Company by any Purchaser through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.
(c)The documents incorporated or deemed to be incorporated by reference in the General Disclosure Package and the Final Offering Memorandum, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the Rules and Regulations thereunder, and, when read together with the General Disclosure Package or the Final Offering Memorandum, on the date hereof, and any amendment or supplement thereto, none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and any further documents so filed and incorporated by reference in the General Disclosure Package and the Final Offering Memorandum, when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the

Securities Act or the Exchange Act, as applicable, and the Rules and Regulations thereunder and, when read together with the General Disclosure Package or the Final Offering Memorandum on the dates such documents become effective or are filed with the Commission, as the case may be, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
(d)The Company and each of its subsidiaries that is a significant subsidiary, as defined in Rule 405 of the Securities Act (individually a “Significant Subsidiary” and, collectively, the “Significant Subsidiaries”) have been duly incorporated or organized and are validly existing as corporations or other legal entities in good standing under the laws of their respective jurisdictions of incorporation or organization to the extent such concept is applicable in such jurisdiction, are duly qualified to do business as described in the General Disclosure Package and the Final Offering Memorandum and are in good standing as foreign corporations in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, except where the failure to be so qualified and in good standing would not be reasonably expected to have a material adverse effect on the consolidated financial condition, results of operations or business of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”), and where so qualified, have all corporate or other power and authority necessary to own, lease or operate their respective properties and to conduct the businesses in which they are engaged as described in the General Disclosure Package and the Final Offering Memorandum.
(e)The Company has an outstanding capitalization as set forth in the General Disclosure Package and the Final Offering Memorandum (except for subsequent issuances pursuant to employee benefit plans or pursuant to the exercise of convertible securities or options and except for repurchases in connection with open market or accelerated repurchase plans or redemptions of shares of preferred stock), and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable.
(f)The Offered Securities have been duly and validly authorized by the Company and, when duly executed, issued and delivered by the Company pursuant to this Agreement, and authenticated by the Trustee pursuant to the provisions of the Indenture, against payment therefor by the Purchasers as provided in this Agreement, will constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity); the Offered Securities, when issued and delivered, will conform in all material respects to the description thereof contained in the General Disclosure Package and the Final Offering Memorandum; and the Exchange Securities have been duly and validly authorized by the Company and, when duly executed, issued and delivered by the Company pursuant to the Registered Exchange Offer, and authenticated by the Trustee pursuant to the provisions of the Indenture, in exchange for the Offered Securities, will constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
(g)The Base Indenture has been duly authorized, executed and delivered by the proper officers of the Company and (assuming due execution and delivery by the Trustee) constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity). The Supplemental Indenture has been duly authorized by the Company and at the Closing Date will have been duly executed and delivered by the proper officers of the Company and (assuming due execution and delivery by the Trustee) will constitute a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity); the Indenture conforms in all material respects to the description thereof contained in the General Disclosure Package and the Final Offering Memorandum; and the Indenture complies in all material respects with the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
(h)This Agreement has been duly authorized, executed and delivered by the Company.
(i)The Registration Rights Agreement has been duly authorized and when executed and delivered by the Company at Closing (assuming due execution and delivery by the other parties thereto) will be a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity); and the Registration Rights Agreement will conform in all material respects to the description thereof contained in the General Disclosure Package and the Final Offering Memorandum. The Company has full corporate power and authority to take and has duly taken all necessary corporate action to authorize (i) the Registered Exchange Offer, (ii) the exchange by the Company of the Exchange Securities for Offered Securities pursuant to the Registered Exchange Offer and (iii) the consummation of the other transactions contemplated by the Registration Rights Agreement.

(j)The execution, delivery and performance of this Agreement, the Indenture and the Registration Rights Agreement by the Company, the issuance and delivery of the Offered Securities, the Registered Exchange Offer, the issuance and delivery of the Exchange Securities and the exchange of Exchange Securities for Offered Securities pursuant to the Registered Exchange Offer will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, lien, charge or encumbrance upon any property or mortgage, deed of trust, loan agreement, or other agreement or instrument to which the Company or any of its Significant Subsidiaries is a party or by which it or any of them is bound or to which any of the property or assets of the Company or any of its Significant Subsidiaries is subject, except for such conflicts, breaches, violations or defaults which would not have a Material Adverse Effect; nor will such action result in any violation of the provisions of the Restated Certificate of Incorporation or by-laws of the Company; nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its Significant Subsidiaries or any of their material properties or assets except for violations which would not have a Material Adverse Effect; and, except for such consents, approvals, authorizations, registrations or qualifications as have been obtained or may be required under applicable state or foreign securities or other blue sky laws in connection with the purchase and distribution of the Offered Securities by the Purchasers, and in connection with the Registered Exchange Offer no consent, approval, authorization or order of, or filing, registration or qualification of or with, any such court or governmental agency or body is required for the execution, delivery and performance of this Agreement, the Indenture or the Registration Rights Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, in each case other than such as the Registration Rights Agreement contemplates will be obtained under the Securities Act or the Trust Indenture Act and such consents, approvals, authorizations, registrations or qualifications which would not have a Material Adverse Effect.
(k)Neither the Company nor any of its Significant Subsidiaries has sustained, since the date as of which information is given in the General Disclosure Package and the Final Offering Memorandum, any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree in any such case, which would have a Material Adverse Effect, otherwise than as set forth or contemplated in the General Disclosure Package and the Final Offering Memorandum; and, since such date, there has not been a material adverse change, or any development involving a prospective material adverse change, in or affecting the general financial condition or results of operations or business of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, otherwise than as set forth or contemplated in the General Disclosure Package and the Final Offering Memorandum (exclusive of any amendment or supplement thereto).
(l)PricewaterhouseCoopers LLP, which has certified certain financial statements of the Company, which statements appear in the General Disclosure Package and the Final Offering Memorandum or are incorporated by reference therein, is an independent registered public accountant within the meaning of the Securities Act and the Rules and Regulations.
(m)The Company’s consolidated financial statements (including the related notes and supporting schedules) included or incorporated by reference in the General Disclosure Package and the Final Offering Memorandum present fairly in all material respects the financial condition, results of operations and cash flows of the Company and its consolidated subsidiaries at the dates and for the periods indicated, and have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved, except as otherwise set forth therein; and the selected financial data set forth under the caption “Summary Consolidated Financial Data and Other Data” in the General Disclosure Package and the Final Offering Memorandum present fairly in all material respects, on the basis stated in the General Disclosure Package and the Final Offering Memorandum, the information included therein.
(n)Except as set forth in the General Disclosure Package and the Final Offering Memorandum, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any material property or assets of the Company or any of its Significant Subsidiaries is the subject which would reasonably be expected to have a Material Adverse Effect; and to the Company’s knowledge, no such proceedings are threatened by governmental authorities or by others.
(o)Neither the Company nor any of its Significant Subsidiaries is in default in any material respect, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in (i) its charter or by-laws or (ii) any material indenture, mortgage, deed of trust, loan agreement or other agreement to which the Company or any of its Significant Subsidiaries is a party or by which it or any of them is or may be bound or to which any of the properties or assets of the Company or any of its Significant Subsidiaries is subject or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its Significant Subsidiaries or any of their respective properties, except in the case of clause (ii) and (iii) for such default which would not reasonably be expected to have a Material Adverse Effect.
(p)Although the discussion set forth in the General Disclosure Package and the Final Offering Memorandum under the caption “Certain U.S. Federal Income Tax Considerations” does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership, or disposition of the Offered Securities, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership, and disposition of the Offered Securities, subject to the qualifications set forth in such discussion.
(q)The Company is not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package and the Final Offering Memorandum, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).
(r)No labor problem or dispute with the employees of the Company or any of its subsidiaries exists or, to the Company’s knowledge, is threatened or imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or its subsidiaries’ principal suppliers, contractors or customers, that could have a Material Adverse Effect, except as set forth in or contemplated in the General Disclosure Package and the Final Offering Memorandum (exclusive of any amendment or supplement thereto).
(s)The Company and its subsidiaries possess all material licenses, certificates, permits and other authorizations issued by all applicable authorities necessary to conduct their respective businesses, and neither the Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, except as set forth in or contemplated in the General Disclosure Package and the Final Offering Memorandum (exclusive of any amendment or supplement thereto).
(t)The Company and its subsidiaries are (i) in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received notice of any actual or potential liability under any Environmental Law, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the General Disclosure Package and the Final Offering Memorandum (exclusive of any amendment or supplement thereto).  Except for twenty domestic and three foreign waste disposal site clean-up activities, neither the Company nor any of its subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or state or foreign equivalents, except where the liability therefor would not, individually or in the aggregate, have a Material Adverse Effect.
(u)In the ordinary course of its business, the Company periodically reviews the effect of Environmental Laws on the business, operations and properties of the Company and its subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties).  On the basis of such review, the Company has reasonably concluded that such associated costs and liabilities would not, singly or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the General

Disclosure Package and the Final Offering Memorandum (exclusive of any amendment or supplement thereto).
(v)The Company maintains a system of internal accounting control over financial reporting with respect to itself and its consolidated subsidiaries sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s internal control over financial reporting is effective as of December 31, 2020 and the Company is not aware of any material weakness in its internal control over financial reporting.
(w)The Company maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are effective.
(x)There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 relating to loans and Sections 302 and 906 relating to certifications.
(y)Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a material violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Company, its subsidiaries and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance in all material respects with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to ensure, continued compliance therewith.
(z)Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
(aa)The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or any of its subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.
(bb)The Company has not taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.
(cc)The Company and its subsidiaries have implemented appropriate controls, policies, procedures and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data (as defined below) in all material respects and in a manner reasonably consistent with industry standards and practices, or as required by applicable regulatory standards and except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) there has been no security breach or incident, unauthorized access or disclosure, or other compromise of or relating to the Company’s or its subsidiaries’ information technology and computer systems, networks, hardware, software, data and databases (including the data and information of their respective customers, employees, suppliers, vendors and any third party data maintained, processed or stored by the Company and its subsidiaries, and any such data processed or stored by third parties on behalf of the Company and its subsidiaries), equipment or technology (collectively, “IT Systems and Data”); (ii) the Company and its subsidiaries have not been notified of, and have no knowledge of any event or condition that would result in, any security breach or incident, unauthorized access or disclosure or other compromise to their IT Systems and Data; (iii) the Company and its subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification.
(dd)Assuming the accuracy of and compliance by the Purchasers with the representations, warranties and agreements set forth in Section 4 hereof, the reoffer and resale of the Offered Securities by the Purchasers in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act and no registration statement needs to be filed or declared effective under the Securities Act with respect to the offering of the Offered Securities and the Indenture does not need to be qualified under the Trust Indenture Act.
(ee)Neither the Company, nor any person acting on its behalf (other than the Purchasers, as to whom the Company makes no representation) (i) has, within the six-month period prior to the date hereof, offered or sold in the United States or to any U.S. person (as such terms are defined in Regulation S under the Securities Act) the Offered Securities or any security of the same series as the Offered Securities or (ii) has offered or will offer or sell the Offered Securities (A) in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) (any such communication constituting a form of general solicitation or a general advertising, is referred to herein as a “General Solicitation Communication”), other than any such communication consented to in writing by the Representatives (a “Permitted General Solicitation Communication”) or (B) with respect to any such securities sold in reliance on Rule 903 of Regulation S (“Regulation S”) under the Securities Act, by means of any directed selling efforts within the meaning of Rule 902(c) of Regulation S.  Any such General Solicitation Communications consented to by the Representatives are identified on Schedule III hereto.  The Company, and any person acting on its behalf, has complied and will comply with the offering restrictions requirement of Regulation S. The Company has not entered and the Company will not enter into any contractual arrangement with respect to the distribution of the Offered Securities except for this Agreement and the Registration Rights Agreement.
(ff)The Company is subject to Section 13 or 15(d) of the Exchange Act.
(gg)The Offered Securities satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act.
3.Purchase, Sale and Delivery of Offered Securities.  On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to sell to the several Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company, at a purchase price of 97.903% of the principal amount of the Offered Securities, the respective principal amounts of Offered Securities set forth opposite the names of the several Purchasers in Schedule I hereto.

The Company will deliver against payment of the purchase price the Offered Securities to be offered and sold by the Purchasers in reliance on Regulation S (the “Regulation S Securities”) in the form of one or more permanent global Securities in registered form without interest coupons (the “Offered Regulation S Global Securities”) which will be deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) for the respective accounts of the DTC participants for Euroclear Bank SA/NV (“Euroclear”), as operator of the Euroclear System, and Clearstream Banking S.A. (“Clearstream”) and registered in the name of Cede & Co., as nominee for DTC. The Company will deliver against payment of the purchase price the Offered Securities to be purchased by each Purchaser hereunder and to be offered and sold by each Purchaser in reliance on Rule 144A (the “144A Securities”) in the form of one permanent global security in definitive form without interest coupons (the “Restricted Global Securities”) deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC. The

Regulation S Global Securities and the Restricted Global Securities shall be assigned separate CUSIP numbers. The Restricted Global Securities shall include the legend regarding restrictions on transfer set forth under “Transfer Restrictions” in the General Disclosure Package and Final Offering Memorandum.  Until the termination of the distribution compliance period (as defined in Regulation S) with respect to the offering of the Offered Securities, interests in the Regulation S Global Securities may only be held by the DTC participants for Euroclear and Clearstream. Interests in any permanent global Securities will be held only in book-entry form through Euroclear, Clearstream or DTC, as the case may be, except in the limited circumstances described in the Final Offering Memorandum.

Payment for the Regulation S Securities and the 144A Securities shall be made by the Purchasers in Federal (same day) funds by wire transfer to an account at a bank acceptable to the Representatives previously designated to the Purchasers by the Company, at 9:00 A.M., (New York time), on August 18, 2021, or at such other time not later than seven full business days thereafter as the Representatives and the Company determine, such time being herein referred to as the “Closing Date”, against delivery to the Trustee as custodian for DTC of (i) the Regulation S Global Securities representing all of the Regulation S Securities for the respective accounts of the DTC participants for Euroclear and Clearstream and (ii) the Restricted Global Securities representing all of the Offered 144A Securities.

4.Representations by Purchasers.
(a)Each Purchaser severally represents and warrants to the Company that it is an “accredited investor” within the meaning of Regulation D under the Securities Act.
(b)Each Purchaser severally acknowledges that the Offered Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S or pursuant to an exemption from the registration requirements of the Securities Act. Each Purchaser severally represents and agrees that it has offered and sold the Offered Securities, and will offer and sell the Offered Securities (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 or Rule 144A. Accordingly, neither such Purchaser nor its affiliates, nor any persons acting on its or their behalf, have engaged or will engage in any directed selling efforts with respect to the Offered Securities, and such Purchaser, its affiliates and all persons acting on its or their behalf have complied and will comply with the offering restrictions requirement of Regulation S. Each Purchaser severally agrees that, at or prior to confirmation of sale of the Offered Securities, other than a sale pursuant to Rule 144A, such Purchaser will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases the Offered Securities from it during the restricted period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the date of the commencement of the offering and the closing date, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meanings given to them by Regulation S.”

Terms used in this subsection (b) have the meanings given to them by Regulation S.

(c)Each Purchaser severally agrees that it and each of its affiliates has not entered and will not enter into any contractual arrangement with respect to the distribution of the Offered Securities except for any such arrangements with the other Purchasers or affiliates of the other Purchasers or with the prior written consent of the Company.
(d)Each Purchaser severally agrees that it and each of its affiliates will not offer or sell the Offered Securities in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) other than a Permitted General Solicitation Communication. Each Purchaser severally agrees, with respect to resales made in reliance on Rule 144A of any of the Offered Securities, to deliver either with the confirmation of such resale or otherwise prior to settlement of such resale a notice to the effect that the resale of such Offered Securities has been made in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A.
(e)Each of the Purchasers severally represents and warrants to the Company that:
(i)it has not offered, sold or otherwise made available and shall not offer, sell or otherwise make available the Offered Securities to any retail investor in the United Kingdom. For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of  Regulation (EU) 2017/1129 (as amended) as it forms part of domestic law by virtue of the EUWA;
(ii)it has not prepared any key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Offered Securities or otherwise making them available to retail investors in the United Kingdom  and acknowledges that preparing and therefore offering or selling the Offered Securities or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation;

(iii)it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Offered Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and
(iv)it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Securities in, from or otherwise involving the United Kingdom.
5.Certain Agreements of the Company.  The Company agrees with the several Purchasers that:
(a)Amendments and Supplements to Offering Memoranda.  The Company will promptly advise the Representatives of any proposal to amend or supplement the Preliminary Offering Memorandum or Final Offering Memorandum and will not effect such amendment or supplement to which you reasonably object promptly after receipt. If, at any time prior to the completion of the resale of the Offered Securities by the Purchasers, any event occurs as a result of which the Final Offering Memorandum or the General Disclosure Package would include an untrue statement of a material fact or omitted or would omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made or the circumstances then prevailing, not misleading, the Company will (i) notify promptly the Representatives so that any use of the General Disclosure Package may cease until it is amended or supplemented; (ii) amend or supplement the General Disclosure Package to correct such statement or omission; and (iii) supply any amendment or supplement to you in such quantities as you may reasonably request.
(b)Furnishing of Offering Memoranda.  The Company will furnish to the Representatives copies of the Preliminary Offering Memorandum, each other document comprising a part of the General Disclosure Package, the Final Offering Memorandum, all amendments and supplements to such documents and each item of Supplemental Marketing Material in its possession, in each case as soon as available and in such quantities as the Representatives reasonably request.  So long as any of the Offered Securities are “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act, at any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company will promptly furnish or cause to be furnished to the Representatives (and, upon request, to each of the other Purchasers) and, upon request of holders and prospective purchasers of the Offered Securities, to such holders and purchasers, copies of the information required to be delivered to holders and prospective purchasers of the Offered Securities pursuant to Rule 144A(d)(4) (or any successor provision thereto) in order to permit compliance with Rule 144A in connection with resales by such holders of the Offered Securities. The Company will pay the expenses of printing and distributing to the Purchasers all such documents.

(c)Blue Sky Qualifications.  The Company will arrange for the qualification of the Offered Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions in the United States and Canada as the Representatives may reasonably designate and will maintain such qualifications in effect so long as required for the resale of the Offered Securities by the Purchasers; provided, however that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Offered Securities, in any jurisdiction where it is not now so subject.
(d)Reporting Requirements.  For so long as the Offered Securities remain outstanding, the Company will furnish to the Representatives and, upon request, to each of the other Purchasers, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and the Company will furnish to the Representatives and, upon request, to each of the other Purchasers (i) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to stockholders, and (ii) from time to time, such other information concerning the Company as the Representatives may reasonably request.  However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system, it is not required to furnish such reports or statements to the Purchasers.
(e)Transfer Restrictions.  During the period of one year after the Closing Date, the Company will, upon request, furnish to the Representatives, each of the other Purchasers and any holder of Offered Securities a copy of the restrictions on transfer applicable to the Offered Securities.
(f)No Resales by Affiliates.  During the period of one year after the Closing Date, the Company will not, and will not permit any of its affiliates (as defined in Rule 144) to, resell any of the Offered Securities that have been reacquired by any of them.
(g)Investment Company.  During the period of two years after the Closing Date, the Company will not be or become, an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act.
(h)Payment of Expenses.  The Company will pay all expenses incidental to the performance of its obligations under this Agreement, the Indenture and the Registration Rights Agreement, including but not limited to (i) the fees and expenses of the Trustee and its professional advisers; (ii) all expenses in connection with the execution, issue, authentication, packaging and initial delivery of the Offered Securities and, as applicable, the Exchange Securities (as defined in the Registration Rights Agreement), the preparation and printing of this Agreement, the Registration Rights Agreement, the Offered Securities, the Indenture, the Preliminary Offering Memorandum, any other documents comprising any part of the General Disclosure Package, the Final Offering Memorandum, all amendments and supplements thereto, each item of Supplemental Marketing Material and any other document relating to the issuance, offer, sale and delivery of the Offered Securities and as applicable, the Exchange Securities; (iii) the cost of any advertising approved by the Company in connection with the issue of the Offered Securities; (iv) any expenses (including fees and disbursements of counsel to the Purchasers) incurred in connection with qualification of the Offered Securities or the Exchange Securities for sale under the laws of such jurisdictions in the United States and Canada as the Representatives designate and the preparation and printing of memoranda relating thereto, (v) any fees charged by investment rating agencies for the rating of the Offered Securities or the Exchange Securities, and (vi) expenses incurred in distributing the Preliminary Offering Memorandum, any other documents comprising any part of the General Disclosure Package, the Final Offering Memorandum (including any amendments and supplements thereto) and any Supplemental Marketing Material to the Purchasers.  The Company will also pay or reimburse the Purchasers (to the extent incurred by them) for costs and expenses of the Purchasers and the Company’s officers and employees and any other expenses of the Purchasers and the Company relating to investor presentations on any “road show” in connection with the offering and sale of the Offered Securities including, without limitation, any travel expenses of the Company’s officers and employees and any other expenses of the Company excluding the chartering of airplanes.
(i)Use of Proceeds.  The Company will use the net proceeds received in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package and, except as disclosed in the General Disclosure Package, the Company does not intend to use any of the proceeds from the sale of the Offered Securities hereunder to repay any outstanding debt owed to any affiliate of any Purchaser.
(j)Absence of Manipulation.  In connection with the offering, until the Representatives shall have notified the Company and the other Purchasers of the completion of the resale of the Offered Securities, neither the Company nor any of its affiliates will, either alone or with one or more other persons, bid for or purchase for any account in which it or any of its affiliates has a beneficial interest any Offered Securities or attempt to induce any person to purchase any Offered Securities; and neither it nor any of its affiliates will make bids or purchases for the purpose of creating actual, or apparent, active trading in, or of raising the price of, the Offered Securities.
6.Free Writing Communications.  (a) Issuer Free Writing Communications.  The Company represents and agrees that, unless it obtains the prior consent of the Representatives, and each Purchaser represents and agrees that, unless it obtains the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Offered Securities that would constitute (i) an Issuer Free Writing Communication or (ii) a General Solicitation Communication other than a Permitted General Solicitation Communication.
(a)Term Sheets.  The Company consents to the use by any Purchaser of a Free Writing Communication that (i) contains only (A) information describing the preliminary terms of the Offered Securities or their offering or (B) information that describes the final terms of the Offered Securities or their offering and that is included in or is subsequently included in the Final Offering Memorandum, including by means of a pricing term sheet in the form of Exhibit A hereto, or (ii) does not contain any material information about the Company or its securities that was provided by or on behalf of the Company, it being understood and agreed that the Company shall not be responsible to any Purchaser for liability arising from any inaccuracy in such Free Writing Communications referred to in clause (i) or (ii) as compared with the information in the Preliminary Offering Memorandum, the Final Offering Memorandum or the General Disclosure Package.
7.Conditions of the Obligations of the Purchasers.  The obligations of the several Purchasers to purchase and pay for the Offered Securities will be subject to the accuracy of the representations and warranties of the Company herein (as though made on the Closing Date), to the accuracy of the statements of officers of the Company made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:
(a)Accountants’ Comfort Letter.  The Purchasers shall have received letters of PricewaterhouseCoopers LLP, dated the date hereof and the Closing Date, of the type described in AICPA Statement on Auditing Standard No. 72, as amended, with respect to the financial statements and certain financial information of the Company contained or incorporated by reference in the General Disclosure Package and the Final Offering Memorandum and in form and substance satisfactory to the Representatives.
(b)Absence of Certain Changes.
(i)Subsequent to the execution and delivery of this Agreement, or, if earlier, the dates as of which information is given in the Final Offering Memorandum (exclusive of any amendment or supplement thereto), there shall not have been any change, or any development involving a prospective change, in or affecting the general financial condition or results of operations or business of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the General Disclosure Package and the Final Offering Memorandum (exclusive of any amendment or supplement thereto) the effect of which is, in the sole judgment of the Representatives, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Offered Securities as contemplated by the General Disclosure Package and the Final Offering Memorandum (exclusive of any amendment or supplement thereto).
(ii)Subsequent to the execution and delivery of this Agreement, there shall not have been any decrease in the rating of any of the Company’s debt securities by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.
(iii)Subsequent to the execution and delivery of this Agreement (i) trading in the Company’s Common Stock shall not have been suspended by the Commission or the New York Stock Exchange or trading in securities generally on the New York Stock Exchange shall not have been suspended or limited or minimum prices shall have been established on such exchange, (ii) a banking moratorium shall not have been declared either by Federal or New York State authorities or (iii) there shall not have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Representatives, impractical or inadvisable to proceed with the offering or delivery of the Offered Securities as contemplated by any Preliminary Offering Memorandum or the Final Offering Memorandum (exclusive of any amendment or supplement thereto).
(c)Opinion of Associate General Counsel. The Purchasers shall have received an opinion, dated the Closing Date and addressed to the Representatives, of David F. Duvick, Associate General Counsel – Corporate, Tax & Treasury and Assistant Secretary of the Company, in form and substance satisfactory to the Representatives.
(d)Opinion of Counsel for Company.  The Purchasers shall have received an opinion, dated the Closing Date and addressed to the Representatives, of Jones Day, counsel for the Company, in form and substance satisfactory to the Representatives.
(e)Opinion of Counsel for Purchasers.  The Purchasers shall have received from Mayer Brown LLP, counsel for the Purchasers, such opinion or opinions, dated the Closing Date, with respect to such matters as the Representatives may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.
(f)Officers’ Certificate.  The Purchasers shall have received a certificate dated the Closing Date, of the Chief Financial Officer and the Assistant Treasurer of the Company, or such other officers of the Company as the Representatives may agree, to the effect that:
(i)the representations and warranties of the Company in this Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date;
(ii)no stop order, restraining order or similar order suspending the use of the Final Offering Memorandum or any notice objecting to its use has been issued and no proceedings for the purpose have been instituted or, to the Company’s knowledge, threatened; and
(iii)since the date of the most recent financial statements included in the General Disclosure Package and the Final Offering Memorandum (exclusive of any amendment or supplement thereto), there has been no material adverse change, or any development involving a prospective material adverse change, in or affecting the general financial condition or results of operations or business of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth or contemplated in the General Disclosure Package and the Final Offering Memorandum (exclusive of any amendment or supplement thereto).
(g)Prior to the Closing Date, the Company shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.

The Company will furnish the Purchasers with such conformed copies of such opinions, certificates, letters and documents as the Purchasers reasonably request. The Representatives may in their sole discretion waive on behalf of the Purchasers compliance with any conditions to the obligations of the Purchasers hereunder.

8.Indemnification and Contribution.  (a)  Indemnification of Purchasers.  The Company will indemnify and hold harmless each Purchaser, its officers, employees, agents, members, directors and its affiliates and each person, if any, who controls such Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Securities Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Offering Memorandum or the Final Offering Memorandum, in each case as amended or supplemented, any Issuer Free Writing Communication (including with limitation, any Supplemental Marketing Material) or any General Solicitation Communication, or arise out of or are based upon the omission or alleged omission of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating, or defending against any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Purchaser through the Representatives specifically for use therein, it being understood and agreed that the only such information consists of the information described as such in subsection (b) below.
(b)Indemnification of Company. Each Purchaser will severally and not jointly indemnify and hold harmless the Company, its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, a “Purchaser Indemnified Party”), to the same extent as the foregoing indemnity from the Company to each Purchaser, but only with reference to written information furnished to the Company by or on behalf of such Purchaser through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Purchaser consists of the following information in the Preliminary and Final Offering Memorandum furnished on behalf of each Purchaser:

(i) the list of Purchasers and their respective participation in the sale of the Securities, and (ii) the eighth, ninth and tenth paragraphs under the heading “Plan of Distribution.”
(c)Actions against Parties; Notification.  Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party in writing of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above.  The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party; provided, further, that in connection with any proceeding or related proceedings in the same jurisdiction, the indemnifying party shall not be liable for the fees and expenses of more than one separate firm (in addition to local counsel) for all such indemnified parties.  Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party.  The indemnifying party under subsection (a) or (b) above shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment.  Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by this subsection (c), the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.
(d)Contribution.  If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Purchasers on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Purchasers from the Company under this Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Purchaser shall be required to contribute any amount in excess of the discount or commission applicable to the Offered Securities purchased by such Purchaser hereunder. The Purchasers’ obligations in this subsection (d) to contribute are several in proportion to their respective purchase obligations and not joint.  The Company and the Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d). Notwithstanding the provisions of this subsection (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  For purposes of this Section 8, each person who controls a Purchaser within the meaning of either the Securities Act or the Exchange Act and each director, officer, employee and agent of a Purchaser shall have the same rights to contribution as such Purchaser, and each person who controls the Company within the meaning of either the Securities Act or the Exchange Act and each officer and director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this subsection (d).
9.Default of Purchasers.  If any Purchaser or Purchasers default in their obligations to purchase Offered Securities hereunder and the aggregate principal amount of Offered Securities that such defaulting Purchaser or Purchasers agreed but failed to purchase does not exceed 10% of the total principal amount of Offered Securities, the Representatives may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the Purchasers, but if no such arrangements are made by the Closing Date, the non-defaulting Purchasers shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Purchasers agreed but failed to purchase. If any Purchaser or Purchasers so default and the aggregate principal amount of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of Offered Securities and arrangements satisfactory to the Purchasers and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Purchaser or the Company, except as provided in Section 10. As used in this Agreement, the term “Purchaser” includes any person substituted for a Purchaser under this Section 9. Nothing herein will relieve a defaulting Purchaser from liability for its default.
10.Survival of Certain Representations and Obligations.  The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the several Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Purchaser, the Company or any of their respective representatives, officers, members, directors, employees, agents or any controlling person referred to in Section 8, and will survive delivery of and payment for the Offered Securities. If the sale of the Offered Securities provided for herein is not consummated because any condition to the obligations of the Purchasers set forth in Section 7 hereof is not satisfied or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Purchasers, the Company will reimburse the Purchasers severally through the Representatives on demand for all expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Offered Securities.
11.Notices.  All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representatives, will be mailed, delivered or telefaxed to J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk – 3rd Floor (fax no. (212) 834-6081); Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019, Facsimile: (646) 834-8133, Attention: Syndicate Registration; Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, New York 10010-3629, Attention: Transaction Advisory Group (fax no. (212) 325-4296); and Goldman Sachs & Co. LLC, 200 West Street, New York, New York 10282, Attention: Registration Department, Facsimile: (212) 902-9316; or, if sent to the Company, will be mailed, delivered or telefaxed to Ecolab Inc. General Counsel (fax no.: (651) 250-2573) and confirmed to it at 1 Ecolab Place, St. Paul, Minnesota 55102, Attn: Legal Department.

12.Successors.  This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and their respective officers, directors, employees, agents and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder, except that holders of Offered Securities shall be entitled to enforce the agreements for their benefit contained in the second and third sentences of Section 5(b) hereof against the Company as if such holders were parties thereto.
13.Representation of Purchasers.  You will act for the several Purchasers in connection with this purchase, and any action under this Agreement taken by you jointly will be binding upon all the Purchasers.
14.Absence of Fiduciary Relationship.  The Company hereby acknowledges that (a) the purchase and sale of the Offered Securities pursuant to this Agreement are arm’s-length commercial transactions between the Company, on the one hand, and the Purchasers and any affiliate through which any of them may be acting, on the other, (b) the Purchasers are acting as principals and not as agents or fiduciaries of the Company and (c) the Company’s engagement of the Purchasers in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether any of the Purchasers has advised or is currently advising the Company on related or other matters).  The Company agrees that it will not claim that the Purchasers have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.
15.Entire Agreement.  This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Purchasers, or any of them, with respect to the subject matter hereof.
16.Amendment.  This Agreement may not be amended except in writing signed by each party to be bound thereby.
17.Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.
18.Waiver of Jury Trial.  The Company and the Purchasers hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
19.Counterparts; Severability.  This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.  The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.
20.Recognition of the U.S. Special Resolution Regimes.
(a)In the event that any Purchaser that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Purchaser of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.
(b)In the event that any Purchaser that is a Covered Entity or a BHC Act Affiliate of such Purchaser becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Purchaser are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.
(c)For purposes of this Section 20:
(i)“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).
(ii)“Covered Entity” means any of the following: (A) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (B) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (C) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
(iii)“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
(iv)“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

[Remainder of Page Intentionally Left Blank]

If the foregoing is in accordance with the Purchasers’ understanding of our agreement, kindly sign and return to us one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Purchasers in accordance with its terms.

Very truly yours,
Ecolab Inc.
By: /s/ Catherine Loh
Name: Catherine Loh Title: Assistant Treasurer

The foregoing Purchase Agreement is hereby confirmed and accepted as of the date first written above.

J.P. Morgan Securities LLC
By:	/s/ Som Bhattacharyya

Name: Som Bhattacharyya Title: Executive Director

Barclays Capital Inc.
By:	/s/ Meghan Maher

Name: Meghan Maher Title: Managing Director

Credit Suisse Securities (USA) LLC
By:	/s/ Kashif Malik

Name: Kashif Malik Title: Managing Director

Goldman Sachs & Co. LLC
By:	/s/ Adam T. Greene

Name: Adam T. Greene Title: Managing Director

For themselves and the other several Purchasers, if any, named in Schedule I to the foregoing Purchase Agreement.

SCHEDULE I

Purchaser	Principal Amount of Offered Securities
J.P. Morgan Securities LLC	$49,500,000
Barclays Capital Inc.	49,500,000
Credit Suisse Securities (USA) LLC	49,500,000
Goldman Sachs & Co. LLC	49,500,000
BofA Securities, Inc.	18,000,000
Citigroup Global Markets Inc.	18,000,000
MUFG Securities Americas Inc.	18,000,000
Mizuho Securities USA LLC	12,000,000
SMBC Nikko Securities America, Inc.	12,000,000
U.S. Bancorp Investments, Inc.	12,000,000
Wells Fargo Securities, LLC	12,000,000
Total	$300,000,000

SCHEDULE II

Issuer Free Writing Communications (included in the General Disclosure Package)

Final term sheet, dated August 9, 2021, a copy of which is attached hereto as Exhibit A.

SCHEDULE III

Permitted General Solicitation Communications

None.

Exhibit A

Ecolab Inc.

$300,000,000 2.750% Notes Due 2055

Final Term Sheet

August 9, 2021

Issuer:	Ecolab Inc.
Offered Securities:	2.750% Notes Due 2055
Type of Offering:	Rule 144A / Regulation S
Trade Date:	August 9, 2021
Settlement Date:	August 18, 2021 (T+7)
Joint Book-Running Managers:	J.P. Morgan Securities LLC Barclays Capital Inc. Credit Suisse Securities (USA) LLC Goldman Sachs & Co. LLC
BofA Securities Inc. Citigroup Global Markets Inc. MUFG Securities Americas Inc.
Co-Managers:	Mizuho Securities USA LLC SMBC Nikko Securities America, Inc. US Bancorp Investments, Inc. Wells Fargo Securities, LLC
Principal Amount:	$300,000,000
Maturity Date:	August 18, 2055
Coupon:	2.750%
Interest Payment Dates:	February 18 and August 18, commencing February 18, 2022
Price to Public:	98.778%
Benchmark Treasury:	1.875% due February 15, 2051
Benchmark Treasury Price and Yield:	97-24;1.976%
Spread to Benchmark Treasury:	+83 bps
Yield to Maturity:	2.806%
Make-Whole Call:	T +15 bps
Par Call:	On or after February 18, 2055
CUSIP:	Rule 144A: 278865BH2 Reg S: U27803BB7
ISIN:	Rule 144A: US278865BH22 Reg S: USU27803BB76

The Issuer has prepared the Preliminary Offering Memorandum for the offering to which this communication relates.  This communication is for information purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any security.  No offer to buy securities described herein can be accepted, and no part of the purchase price thereof can be received, unless the person making such investment decision has received and reviewed the information contained in the Preliminary Offering Memorandum.  Any initial purchaser participating in the offer will arrange to send you the Preliminary Offering Memorandum if you request it by calling Barclays Capital Inc. toll free at (888) 603-5847, Credit Suisse Securities (USA) LLC toll free at (800) 221-1037, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 or J.P. Morgan Securities LLC collect at (212) 834-4533.

This Final Term Sheet shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the Offered Securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.  The Offered Securities will be offered and sold to “qualified institutional buyers” in the United States in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons who are not “U.S. Persons” in offshore transactions in reliance on Regulation S under the Securities Act.  The Offered Securities have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States to, or for the account or benefit of, “U.S. persons” absent registration or an applicable exemption from the registration requirements.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded.  Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.